Exhibit 99.3

Independent Auditors’ Report

The Members
THQ-XCL Holdings I, LLC:

Opinion

We have audited the consolidated financial statements of THQ-XCL Holdings I, LLC and its subsidiaries (the Company), which comprise the consolidated balance sheet as of December 31, 2021, and the related consolidated statements of income, changes in members’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

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●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

    /s/ KPMG LLP

Dallas, Texas
September 16, 2022

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THQ-XCL HOLDINgS I, LLC and Subsidiaries

Consolidated Balance Sheet

December 31, 2021

Assets
Current assets:
Cash and cash equivalents	$15,540,976
Affiliate receivables	24,389,628
Accounts receivable	7,256,719
Prepaid expenditures	1,049,231
Total current assets	48,236,554
Property and equipment:
Land and rights-of-way	39,020,896
Gathering and water pipelines and facilities	434,005,281
Processing plant and facilities	148,312,418
Other property and equipment	1,101,372
Accumulated depreciation, depletion, and amortization	(62,386,464)
Property and equipment, net	560,053,503
Total assets	$608,290,057
Liabilities and Members’ Equity
Current liabilities:
Accounts payable and accrued expenses	$12,167,821
Affiliate payables	8,578,976
Total current liabilities	20,746,797
Revolving credit facility, net of deferred financing costs	179,629,688
Total liabilities	200,376,485
Commitments and contingencies (notes 5 and 6)
Members’ equity:
Members’ equity (note 8)	347,520,988
Retained earnings	60,392,584
Total members’ equity	407,913,572
Total liabilities and members’ equity	$608,290,057

See accompanying notes to consolidated financial statements.

THQ-XCL HOLDINGS I, LLC AND SUBSIDIARIES

Consolidated Statement of Income

Year Ended December 31, 2021

Revenues:
Midstream revenue	$2,469,093
Midstream revenue – affiliate	80,183,024
Water transportation revenue – affiliate	6,206,897
Processing revenue	27,945,553
Total revenues	116,804,567
Operating expenses:
Midstream operating expenses	15,398,060
Processing operating expenses	3,747,784
General and administrative	9,387,273
Depreciation, depletion, and amortization	30,430,740
Loss on sale of assets	307,179
Total operating expenses	59,271,036
Income from operations	57,533,531
Other expenses:
Interest expense	(6,734,774)
Total other expense	(6,734,774)
Net income	$50,798,757

See accompanying notes to consolidated financial statements.

THQ-XCL HOLDINGS I, LLC AND SUBSIDIARIES

Consolidated Statement of Changes in Members’ Equity

Year Ended December 31, 2021

			Total
	Members’	Retained	members’
	equity	earnings	equity
Balance, December 31, 2020	$348,521,160	9,593,827	358,114,987
Transfer of assets to affiliate (note 7)	(1,000,172)	—	(1,000,172)
Net income	—	50,798,757	50,798,757
Balance, December 31, 2021	$347,520,988	60,392,584	407,913,572

See accompanying notes to consolidated financial statements.

THQ-XCL HOLDINGS I, LLC AND SUBSIDIARIES

Consolidated Statement of Cash Flows

Year Ended December 31, 2021

Cash flows from operating activities:
Net income	$50,798,757
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	30,430,740
Amortization of debt issuance cost	777,385
Loss on sale of assets	307,179
Changes in operating assets and liabilities:
Affiliate receivables	(2,294,736)
Accounts receivable	674,165
Prepaid expenditures	(50,875)
Accounts payable and accrued expenses	2,643,175
Affiliate payables	2,156,578
Net cash provided by operating activities	85,442,368
Cash flows from investing activities:
Acquisition of land and rights of way	(5,332,701)
Capital expenditures	(45,643,480)
Acquisition of High Road Midstream, LLC	(5,304,580)
Sale of assets	135,000
Net cash used in investing activities	(56,145,761)
Cash flows from financing activity:
Payments on revolving credit facility	(18,000,000)
Deferred financing costs	(2,041,919)
Net cash used in financing activity	(20,041,919)
Net increase in cash and cash equivalents	9,254,688
Cash and cash equivalents, beginning of period	6,286,288
Cash and cash equivalents, end of period	$15,540,976
Supplemental disclosure of cash flow information:
Cash paid for interest	$5,992,323
Noncash investing activities:
Noncash additions to property	$1,536,523
Noncash financing activities:
Transfer of assets to affiliates (note 7)	$(1,000,172)

See accompanying notes to consolidated financial statements.

THQ-XCL HOLDINGS I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

(1)	Organization and Description of Business

THQ-XcL Holdings I, LLC (the Company) is a midstream energy company engaged in the acquisition, development and operation of oil, natural gas, natural gas liquids, and water infrastructure and processing assets in the Appalachia Basin, namely the Marcellus and Point Pleasant shale trends in the Northeastern United States. Its executive offices are located in Fort Worth, Texas.

The operations of the Company are governed by the provisions of a Limited Liability Company Agreement (the Agreement) dated December 20, 2017, as executed by and among its members. The Company’s majority member is Q-XcL Holdings I (VI) Investment Partners, LLC (Quantum), with Radler 2000, LP (R2K) and certain members of management comprising the remaining capital members. The Agreement includes specific provisions with respect to the maintenance of the capital accounts of each of the Company’s members (see note 8).

(2)	Summary of Significant Accounting Policies

(a)	Basis of Accounting and Presentation

The accounts are maintained using the accrual basis of accounting and the consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and are stated in United States dollars.

The accompanying consolidated financial statements include the accounts of THQ-XcL Holdings I, LLC and its wholly owned subsidiaries XcL Holdings Corporation, XcL Midstream, LLC, XcL Midstream Operating, LLC, XcL Processing, LLC, and XcL Processing Operating, LLC. All significant intercompany balances and transactions have been eliminated in the consolidation.

(b)	Use of Estimates

The preparation of the consolidated financial statements and notes in conformity with U.S. GAAP requires that management formulate estimates and assumptions that affect revenues, expenses, assets, liabilities and the disclosure of contingent assets and liabilities. Items subject to estimates and assumptions include the useful lives of property and equipment and valuation of accrued liabilities, among others. Although management believes these estimates are reasonable, actual results could differ from these estimates.

(c)	Cash and Cash Equivalents

The Company considers all cash and highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

(d)	Property and Equipment

Property and equipment primarily consists of gathering pipelines, processing plant, fresh water delivery pipelines, and facilities stated at historical cost less accumulated depreciation. We capitalize construction-related direct labor and material costs. Maintenance and repair costs are expensed as incurred.

THQ-XCL HOLDINGS I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

(e)	Provision for Depreciation

Depreciation is computed using the straight-line method over the estimated useful lives and considering the estimated salvage values of assets. Uncertainties that may impact these estimates of useful lives include, among others, changes in laws and regulations relating to environmental matters, including air and water quality, restoration and abandonment requirements, economic conditions, and supply and demand for our services in the areas in which we operate. When assets are placed into service, management makes estimates with respect to useful lives and salvage values that management believes are reasonable. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts.

(f)	Impairment of Long-Lived Assets

We evaluate our long-lived assets for impairment when events or changes in circumstances indicate that the related carrying values of the assets may not be recoverable. Generally, the basis for making such assessments are undiscounted future cash flow projections for the asset group being assessed. If the carrying values of the assets are deemed not recoverable, the carrying values are reduced to the estimated fair values, which are based on discounted future cash flows using assumptions as to revenues, costs and discount rates typical of third party market participants, which is a Level 3 fair value measurement.

(g)	Asset Retirement Obligations

Under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 410, Asset Retirement and Environmental Obligations, an asset retirement obligation is recorded as a liability at its estimated present value at the asset’s inception, with an offsetting increase to producing properties in the accompanying balance sheets which is allocated to expense over the useful life of the asset. Periodic accretion of the discount on asset retirement obligations is recorded as an expense in depreciation, depletion, and amortization in the accompanying consolidated statement of income.

Our gathering pipelines, processing plant, compressor stations and fresh water delivery pipelines and facilities have an indeterminate life, if properly maintained. Accordingly, we are not able to make a reasonable estimate of when future dismantlement and removal dates of our pipelines, processing plant, compressor stations and facilities will occur. We are under no legal obligations, neither contractually nor under the doctrine of promissory estoppel, to restore or dismantle our gathering pipelines, processing plant, compressor stations, water delivery pipelines and water treatment facility upon abandonment. It has been determined by our operational management team that abandoning all other ancillary equipment, outside of the assets stated above, would require minimal costs. For the reasons stated above, we have not recorded asset retirement obligations on the gathering pipelines, processing plant, compressor stations, water delivery pipelines and water treatment facilities at December 31, 2021.

(h)	Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. The ASC 606 core principle is that a company will recognize revenue when it transfers promised goods or services to customers and in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services.

THQ-XCL HOLDINGS I, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2021

We provide gathering, processing, compression, and water handling and treatment services under fee-based contracts primarily based on throughput. Under these arrangements, we receive fees for gathering and processing oil and gas products, compression services, and water handling and treatment services. The revenue we earn from these arrangements is directly related to (1) in the case of natural gas gathering, processing and compression, the volumes of metered natural gas that we gather, process, compress and deliver to natural gas compression sites or other transmission delivery points, (2) in the case of oil gathering, the volumes of metered oil that we gather and deliver to other transmission delivery points, (3) in the case of fresh water services, the quantities of fresh water delivered to our customers for use in their well completion operations, or (4) in the case of flowback and produced water, the quantities of flowback and produced water treated for our customers.

For midstream service contracts in which there is no commodity purchase, control of the commodity never passes to us; and we simply earn a fee for services. We consider these contracts to contain performance obligations for our services. Accordingly, we consider the satisfaction of these performance obligations as revenue-generating, and we recognize the fees received for satisfying these performance obligations as midstream service revenue over time as we satisfy our performance obligations.

Effective October 1, 2021, the Company no longer provides water handling and treatment services. The Company sold the water delivery assets to TH Exploration II, LLC (“TH Exploration II”) in exchange for the gas and condensate gathering assets owned by TH Exploration II (see note 7).

(i)	Risks and Uncertainties

The Company’s revenues are derived principally from providing gathering, processing, compression, and water handling services to operators in the oil and natural gas industry. The concentration of credit risk in a single industry affects the Company’s overall exposure to credit risk because purchasers may be similarly affected by changes in economic and other conditions. Additionally, as the Company operates in the oil and gas industry, this concentration may impact the Company’s business risk, either positively or negatively, in that commodity prices, customers and suppliers may be similarly affected by changes in economic, political or other conditions related to the industry.

The Company’s main customer is its affiliate, THQA Appalachia I, LLC (“THQA”). THQA comprised approximately 74% of the Company’s revenue in 2021.

The Company maintains deposits primarily in one financial institution, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (FDIC). The Company has not experienced any losses related to amounts in excess of FDIC limits.

The Company relies on IT systems to conduct business, as well as systems of third-party vendors. These systems are subject to possible security breaches and cyber-attacks. Cyber-attacks are becoming more sophisticated, and U.S. government warnings have indicated that infrastructure assets, including pipelines, may be specifically targeted by certain groups. These attacks include, without limitation, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches. These attacks may be perpetrated by state-sponsored groups, criminal organizations, or private individuals. These cybersecurity risks include cyber-attacks on the Company and third parties who provide material services. In addition to disrupting operations, cybersecurity breaches could also affect the Company’s ability to operate or control facilities, render data or systems unusable, or result in the theft of sensitive, confidential or customer information. These events could also damage the Company’s reputation, and result in losses from remedial actions, loss of business or potential liability to third parties. The Company carries insurance specifically for cybersecurity events. However, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient if such an event were to occur. Increasing scrutiny and changing expectations from stakeholders with respect to our environment, social, and governance practices may impose additional costs on us or expose us to new or additional risks.

THQ-XCL HOLDINgS I, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021

(j)	Fair Value Measurement

FASB ASC 820, Fair Value Measurements and Disclosures, establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under FASB ASC 820 are described below:

Level 1:	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2:	Inputs to the valuation methodology include:

•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets or liabilities in inactive markets;

•	Inputs other than quoted prices that are observable for the asset or liability;

•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3:	Inputs to the valuation methodology are unobservable and significant to the fair value measurements.

(k)	Fair Value on a Non-Recurring Basis

The Company follows the provisions of ASC Topic 820, Fair Value Measurement, for nonfinancial assets and liabilities measured at fair value on a nonrecurring basis. As it relates to the Company, ASC Topic 820 applies to the measurement of property impairments.

(l)	Relationship with Affiliate

The Company has an ongoing business relationship with an affiliate, Tug Hill Operating, LLC (THO). THO is responsible for acquisitions, construction and operation of gathering systems and related facilities owned by the Company. As it incurs costs on behalf of the Company for these operations, THO bills the Company through its joint interest billing (JIB) process; and the Company reimburses THO for these costs at least monthly. THO is also responsible for the administration of the Company’s business. In exchange for these services, the Company pays a quarterly fee that includes (a) THO employees’ time and related expenses charged to the Company for the operation of its oil and natural gas properties, (b) an allocated amount of THO overhead expense calculated based on the number of hours THO employees spend working on Company projects, and (c) an additional percentage markup of the overall total of (a) and (b) to cover benefits and other employee-related costs and any unforeseen or difficult to allocate costs. The Company’s board approves the operating budgets. For year ended December 31, 2021, THO billed the Company $16.1 million through the JIB process. The amount due to THO for these services, which is included in the Company’s affiliate payable balance was $6.5 million as of December 31, 2021. The remaining affiliate payable balance of $2.1 million as of December 31, 2021 is for revenues received by the Company that were due to THQA. Allocations consist of $0.1 million relating to acquisition of surface use agreements and rights-of-way, $2.4 million of construction expenditures and operating expenses, $11.1 million in salaries and bonus for the operation of its business, $0.8 million for overhead expenses, and $1.7 million of direct general and administrative expenses for the period ended December 31, 2021.

THQ-XCL HOLDINgS I, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021

The Company’s most significant customer is THQA. The Company provides water delivery, condensate gathering and stabilization, and gas gathering and processing, and related services to THQA and receives fees from THQA based on the volumes transported by the Company. On December 10, 2021, the Company sold the water delivery assets to TH Exploration II, a subsidiary of THQA, in exchange for the gas and condensate gathering assets owned by TH Exploration II (see note 7).

(m)	Income Taxes

The Company is a limited liability company and, therefore, is treated as a flow through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, are allocated to the members and are included in the members’ tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no federal tax provision has been made in the financial statements of the Company. However, Texas imposes an entity-level tax on all forms of business regardless of federal entity classification. At December 31, 2021, the Company had not accrued a liability for the Texas franchise tax as the liability, if any, is not expected to be material. The Company applies the provisions of ASC Topic 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax positions. The Company analyzed its tax filing positions in the U.S. federal, state and local jurisdictions where it is required to file income tax returns, for all open tax years. Based on this review, no liabilities for uncertain income tax positions were required to have been recorded pursuant to ASC 740. The Company files its tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by U.S. federal and certain state and local tax regulators. As of December 31, 2021, the Company's U.S. federal income tax returns and state and local returns are open under the normal three-year statute of limitations and therefore subject to examination.

(n)	Recent Accounting Pronouncements

In February 2016, the FASB Issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize a lease liability and a right-of-use asset for all leases, including operating leases, with a term greater than 12 months on the balance sheet. The provisions of ASU 2016-02 also modify the definition of a lease and outline the requirements for recognition, measurement, presentation, and disclosure of leasing arrangements by both lessees and lessors. This ASU is to be adopted using a modified retrospective approach. In May 2020, the FASB elected to defer the effective date for private companies to fiscal years beginning after December 15, 2021 and for interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the effect that adopting this guidance will have on its consolidated financial statements.

THQ-XCL HOLDINgS I, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021

(3)	Property and Equipment

The Company began constructing gathering pipelines, fresh water delivery pipelines, and facilities in 2017 and a natural gas processing plant in 2019. A portion of the gathering pipelines, fresh water delivery pipelines, and facilities were placed into service in 2021, while some of the gathering pipelines and facilities projects are still in the construction phase. In 2021, the fresh water delivery pipelines and water infrastructure assets were sold in exchange for the gas and condensate gathering assets owned by TH Exploration II (see note 7). The processing plant was placed into service in the third quarter of 2020. Property and equipment consists of the following at December 31, 2021:

Gathering and water pipelines and facilities	$434,005,281
Land and rights-of-way	39,020,896
Processing plant and facilities	148,312,418
Other property and equipment	1,101,372
Total capitalized costs	622,439,967
Accumulated depreciation	(62,386,464)
Total net capitalized costs	$560,053,503

Depreciation expense was recorded on certain pipelines, facilities, and the processing plant that were placed into service, using a 20-year life. For those pipelines and facilities that were still in the construction phase, no depreciation was recorded in 2021.

Effective September 1, 2021, the Company decided to cease construction on a second processing plant. This resulted in a $0.9 million impairment in 2021 which was recorded to depreciation.

On July 9, 2021, the Company closed on the purchase of High Road Midstream, LLC for $5.2 million cash consideration. The assets were purchased by THQA, an entity under common control, on behalf of the Company for $5.1 million. The Company reimbursed THQA $5.1 million in August 2021 and incurred an additional $0.1 million in transaction costs. The assets include all equipment and associated agreements necessary to operate the midstream system including, but not limited to: all gas and water pipelines, taps, interconnect agreements, gas gathering agreements, right-of-way, easements, surface sites, withdrawal sites and licenses.

THQ-XCL HOLDINgS I, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021

(4)	Long-Term Debt

Senior Secured Revolving Credit Facility

The Company has a $250 million senior secured revolving bank credit facility (the Credit Facility) with a group of large, commercial lenders. Borrowings under the Credit Facility are limited based on meeting quarterly interest and leverage coverage ratios. As of December 31, 2021, the amount outstanding was $181.7 million, with a weighted average interest rate of approximately 3.10%. The amount reflected in the Company’s December 31, 2021 balance sheet is shown net of the debt issuance costs of $2.1 million. In May 2021, the Company increased the Credit Facility to $250 million and extended the maturity date to May 2, 2025.

The Credit Facility is secured by liens on substantially all of the Company’s properties and guarantees from the Company’s restricted subsidiaries, as applicable. The Credit Facility contains certain other covenants, including restrictions on indebtedness and dividends. Interest is payable at a variable rate based on LIBOR or the prime rate, determined by the Company’s election at the time of borrowing. The Company was in compliance with all of the financial covenants under the Credit Facility as of December 31, 2021.

(5)	Commitments

The following is a schedule of future minimum payments for fractionation services and purchase orders for cryogenic processing facilities, pipelines, and interconnections as of December 31, 2021.

		Processing	Pipelines
	Fractionation	Facilities	and Meters
	(a)	(b)	(c)	Total
Year ending December 31:
2022	$5,748,750	216,736	1,930,555	7,896,041
2023	5,748,750	—	—	5,748,750
2024	5,764,500	—	—	5,764,500
2025	5,748,750	—	—	5,748,750
2026	5,748,750	—	—	5,748,750
Thereafter	3,827,250	—	—	3,827,250
Totals	$32,586,750	216,736	1,930,555	34,734,041

(a)	Fractionation

The Company has entered into a firm fractionation agreement in order to facilitate the fractionation of natural gas liquids into purity products. This contract commits the Company to transport minimum daily natural gas liquids volumes at negotiated rates, or pay for any deficiencies at a specified fee beginning in the third quarter of 2021. Actual payments under this agreement will differ from the amounts shown in the table above as the Company expects to deliver volumes in excess of the minimum commitment. This commitment has varying terms, renewal rights and an escalation clause. The fractionation fee is escalated annually and is adjusted up or down in proportion to the lesser of 55% of the annual percentage change in the Oil PPI ended June of the year preceding the date of adjustment or 2%; provided, however, that in no event shall the adjustment fee ever be less than the initial fee.

THQ-XCL HOLDINgS I, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021

(b)	Processing Facilities

The Company is committed to regular maintenance services and repairs of the cryogenic processing facility.

(c)	Pipelines and Meters

The Company is committed to purchases of steel pipe, metering, and related materials during 2022.

(d)	Office and Equipment Leases

The Company leases various office space and equipment, as well as field equipment, under operating lease arrangements. Rental expense under operating leases was immaterial for 2021.

(6)	Contingencies

The Company is subject to certain claims and litigation arising in the normal course of business. In the opinion of management, the outcome of such matters will not have a material adverse effect on the results of operations or financial position of the Company.

(7)	Related Party Transaction

On December 10, 2021, the Company’s board approved the purchase of the gas and condensate gathering assets, including the corresponding rights-of-way (the “Legacy Gathering System”), from TH Exploration II for the sale of all water pipelines, water pipeline systems, and all associated water infrastructure, including the corresponding rights-of-way, in Marshall and Wetzel Counties, WV, Belmont and Monroe Counties, OH and Greene County, PA, (the “XcL Water System”) to TH Exploration II. This transaction was treated as an exchange of assets between entities under common control. The net book value of the XcL Water System was approximately $1.0 million in excess of the Legacy Gathering System’s carrying value; this excess amount was treated as a distribution from the Company. TH Exploration II will reimburse the Company for all costs associated with in process construction projects on the XcL Water System.

(8)	Membership Interests

There are two classes of membership interest – capital interests and management incentive interests. Capital interests held by Quantum, R2K and members of management have full voting rights and rights to share in the distributions of the Company. As described more fully in note 9, management incentive interests can be issued under the Incentive Pool Plan and are non-voting with no rights to share in distributions until the capital contributed interests have earned the full base return.

The members have no liability for the debts, obligations and liabilities of the Company, except as expressly required in the agreement. The Company shall dissolve and its affairs shall be wound up upon the earliest to occur of (a) the expiration of its term on December 20, 2025, if not extended by the members, (b) election by the Board of Directors by majority approval at any time or (c) entry of a decree of judicial dissolution of the Company under the Delaware Limited Liability Company Act.

The timing and amounts of distributions, other than tax advances, are determined by the Board of Directors. Capital contributions will receive a base return of 8% on their contributions (base return) which continues accruing until distributions exceed the total capital contributions plus the 8% base return. The first 10% of R2K’s Capital Interest will be treated as un-promoted capital (R2K’s Un-promoted Capital Interest). Distributions to members’ capital that is promoted is subject to certain distribution flips, whereby, distributions will be made in proportion to the agreed upon sharing ratios. Tax advances may be made quarterly based on projections of the entity’s taxable income for the year.

THQ-XCL HOLDINgS I, LLC and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2021

On December 10, 2021, the Company’s board approved the purchase of the Legacy Gathering System from TH Exploration II for the sale of the XcL Water System to TH Exploration II (note 7). This transaction was treated as an exchange of assets between entities under common control. The net book value of the XcL Water System was approximately $1.0 million in excess of the Legacy Gathering System’s carrying value; this excess amount was treated as a distribution from the Company.

Total equity commitments from the members is $457 million, of which $358 million was funded as of December 31, 2021, leaving $99 million in available equity should the Company need additional funding.

(9)	Management Incentive Unit Plan

Effective with the formation of the Company on December 20, 2017, the Company adopted an incentive unit plan, THQ-XcL Employee Holdings I, LLC, (the Plan) to provide profit awards to employees (management incentive units). The Company can issue up to 2,000,000 units to certain employees in consideration of services rendered and to be rendered by the holders, for the benefit of the Company in their capacities as employees. All of the incentive units will be subject to vesting over five years, forfeiture, and termination. The management incentive units have no voting rights, do not have an exercise price and are automatically forfeited except in extenuating circumstances if and when such person’s status as an employee is terminated.

Compensation expense for these awards will be recognized when all performance, market, and service conditions are probable of being satisfied in general upon a vesting event, which is defined as (i) the sale of all or substantially all of the outstanding capital interests or assets of the Company, (ii) the time of any distribution by the Company after capital contributions of substantially all of the capital commitments have been made by the capital members, and the Board has determined that the Company will not raise additional capital, (iii) one year after the expiration of a lockup period in the event of a transfer of all or substantially all of the outstanding capital interests or assets of the Company to an individual, estate or a corporation, partnership, joint venture, limited partnership, limited liability company, trust, unincorporated organization, association or any other entity (Person) in exchange for publicly tradable securities of such Person; or two years after the expiration of a lockup period in the event that securities received in connection with the transfer constitute 15% or more of the total shares of such Person then outstanding.

(10)	Subsequent Events

In preparing the condensed consolidated financial statements, management has evaluated all subsequent events and transactions for potential recognition or disclosure through September 16, 2022, the date the condensed consolidated financial statements were available for issuance. On September 6, 2022, the Company entered into a purchase agreement with EQT Corporation to sell the Company’s gathering and processing assets along with the upstream assets of affiliate company THQ Appalachia I, LLC for total consideration of $2.6 billion of cash and 55 million shares of common stock of EQT Corporation (EQT). The Company will be selling 100% of its membership interests in THQ-XcL Holdings I Midco, LLC (“THQ-XcL Midco”) along with the 100% membership interests of the subsidiaries of THQ-XcL Midco. This transaction is expected to close in the fourth quarter of 2022 with an effective date of July 1, 2022. No other items requiring disclosure were identified.